Exhibit 99.1

LETTER TO SHAREHOLDERS

March 26, 2009

Dear Evergreen Energy Shareholders:

Evergreen Energy Inc. entered 2009 focused on the green economy by positioning the company’s core energy technologies on a global basis while also taking key steps to enhance and protect value for shareholders and achieve substantial cost reductions that help preserve capital for strategic development.

We are driving the company forward with a focus on delivering cleaner energy technologies, positioned to create value in a marketplace with two inevitable characteristics:  the need to manage carbon output and the continued vital role that coal must play in generating much of the world’s energy.

Whether it is our carbon information management solution – GreenCert® — or our cleaner coal technology — K-Fuel® — we have proven, proprietary technologies and large, strong partners with global reputations for excellence. Both energy technologies are moving forward – in Asia, Eastern Europe and North America – with a business model centered on licensing, joint ventures and partnerships.

The Core Technologies: GreenCert® and K-Fuel®

Our C-Lock Technology, Inc. subsidiary is passing important milestones by building on its own expertise and leveraging the strengths of its relationships with IBM and Enterprise Information Management (EIM) to drive its unique carbon information software solution, GreenCert, forward in Eastern Europe, Asia-Pacific and North America.

GreenCert is a software solution for the accurate measurement and management of greenhouse gas (GHG) emissions. It is science based, patented and provides greater transparency, adaptability, accuracy, precision, verification, scalability and economy compared to other carbon accounting systems. It is backed by the scientific experts at C-Lock Technology, the global resources of IBM, and IBM’s premier business partner, EIM. GreenCert enables businesses and others to know their carbon footprints and create marketable emissions credits by reducing their emissions.

With heightened emphasis in Washington and elsewhere on the need to address climate change through “cap-and-trade” programs and other carbon avoidance measures, GreenCert’s ability to measure GHG emissions with accuracy and precision on a certifiable and verifiable basis will become an important tool for anyone managing carbon information and risks.

1225 17TH STREET • SUITE 1300 • DENVER, CO 80202 • TEL: 303-293-2992

WWW.EVGENERGY.COM

In the fourth quarter of 2008, GreenCert reached general availability status for the utility and agriculture sectors, which is an important stage in the life of any new information management product. Agriculture and utilities are two of the largest sources of GHG emissions.

In January 2009, we announced an agreement with Crowley-Shindler Management, Inc. for the deployment of the GreenCert solution in Eastern Europe, starting in Poland, where Crowley-Shindler has extensive experience since 1990 deploying new technologies and technology-based infrastructure. In Poland, Crowley-Shindler is heavily involved with the development of wireless technology and with urban and transportation infrastructure renewal. The agreement calls for at least 14 pilot projects at energy plants, to include two full-scale GreenCert deployments with a minimum payment to C-Lock of $12.5 million to maintain exclusivity.

Another North American initiative involves negotiations with a major electric and agriculture cooperative to create a carbon information management cooperative that would combine GreenCert’s measurement and management capabilities with the ability of properly managed crop and rangelands to sequester billions of tons of carbon as offsets to the electric cooperative’s coal-fired generating plants. This unique closed-loop arrangement would allow C-Lock to participate in both sides of the carbon trade.

The most recent of our strategic steps forward with C-Lock involved the announcement of a major GreenCert distribution agreement in Asia. Along with our partners IBM and EIM, we signed an agreement with Foxconn/Hon Hai Technology Group, the world’s biggest contract electronics manufacturer, for the distribution of the GreenCert solution starting in Taiwan, where Foxconn will hire significant numbers of software engineers to customize GreenCert for specific purposes. Foxconn’s engagement with GreenCert marks the start of a major Foxconn investment in green technology that its chairman predicts could reach $300 to $500 million in the next five years. C-Lock is pleased to be in on the ground floor of this Asian green-tech initiative with not one, but two of the world’s largest and most respected technology companies.

C-Lock makes money for us through the licensing of its technology and participation in the carbon credits it generates. With cap-and-trade carbon constraints taking hold and with independent observers measuring an 84 percent year-on-year increase in 2008 carbon market value, we see immense potential in C-Lock as we drive it forward with IBM and Foxconn to become a global tool for the accurate and precise measurement and management of carbon information.

In the meantime, our core refined coal technology – K-Fuel – is a proven process and we continue to believe our most immediate opportunities are in Asia, where long-term projected growth in energy demand and vast untapped reserves of lower-rank coals combine to create fertile ground for business development.

In China, continued economic growth means rising demand for energy. China has more than 52 billion tons of lower-rank coal located long distances from markets. That reality, combined with China’s desire to adopt readily available cleaner coal technologies, creates an inviting opportunity for the K-Fuel process. Our business development team is on the ground in China where interest in our technology is high, and we look forward to a time when we can announce significant business development progress in that market.

The entire Asian region with its more than 230 billion tons of lower rank coal is an opportunity for K-Fuel, so we are continuing with our project in Indonesia, along with our partners Sumitomo Corporation and a major Indonesian mining concern, to construct a K-Fuel plant on Kalimantan Island. That project recently moved forward with a necessary and further stage of analysis.

Domestically, we continue to actively pursue K-Fuel plant construction opportunities, and remain in discussions with several parties on potential construction sites. The domestic development strategy focuses on the concept of a K-Fuel hub located near multiple sources of coal and forms of transportation. We believe the continued dependence on coal for half our electricity will validate the need for K-Fuel as a bridge to future “clean coal” technologies.

Governments and power producers continue to struggle with the reality of growing energy demand, the inevitability of coal, the need to mitigate power plant emissions, and the financial and technical challenges of doing all three at the same time. Proposals to step up funding for “clean coal” plants that capture and sequester carbon dioxide present new potential opportunities for K-Fuel. We believe that these future generation technologies will operate better using refined coal as a pure or blended feedstock.

On a more near-term basis, the recent UN-fostered agreement by 140 nations on the need to negotiate a global treaty limiting mercury emissions highlights the ability of the K-Fuel process to remove large amounts of elemental mercury from lower-rank coals. Independent laboratory and test burn results have demonstrated a 70-percent mercury removal from Wyoming Powder River Basin coal and a more than 50-percent removal from Indonesian coal.

The K-Fuel process stands out as perhaps the only technology with both present and future significance: proven to make coal cleaner today while holding substantial promise as a potential supplier for future generation clean coal technologies.

Buckeye Industrial Mining

As our development of a commercial K-Fuel plant has more intently focused its attention in Asia, and as we reviewed strategic positioning of our assets, the sale or joint venture of our Buckeye Industrial Mining subsidiary has become more of a possibility. Buckeye, originally envisioned as a distribution channel for blended K-Fuel product, is at the point that production from its mine could potentially sustain the cash needs of the combined operations of Evergreen. However, since our business model no longer emphasizes the need for an integrated channel for product distribution, we are exploring transactions that could include an outright sale or joint venture ownership of the mine. Such a transaction could provide Evergreen with immediate access to significant capital that could be reinvested in the growth of our GreenCert and K-Fuel energy technologies.

The U.S. Energy Information Administration projects world coal consumption will increase 65 percent between 2005 and 2030. Although coal prices are off recent highs, long-term projections for energy demand bode well for the coal mining industry. The high quality of Buckeye Industrial Mining’s coal and its excellent industry reputation assures Buckeye’s place as an important supplier to its customers. Therefore, as the domestic vision for K-Fuel deployment becomes a reality, an ongoing marketing relationship with Buckeye will be valuable.

Buckeye is steadily producing coal and has already sold approximately 70 percent of its 2009 production.

Managing Capital and Costs

We continue to protect our cash reserves and to realize cost savings through the idling of our Fort Union plant in Wyoming, the prudent reduction of personnel, cuts in professional fees, and the elimination of non-essential general and administrative costs.

We have made worthwhile capital investments in C-Lock Technology, Inc. and Buckeye Industrial Mining that have allowed both of those operations to achieve important business development and operational goals.

As disclosed in our 2008 10-K filing, we executed a senior secured convertible promissory note with a conversion rate of $3.65 per share of common stock, that allows us to borrow up to $15 million in three tranches that will give us the resources to advance our energy technologies into the marketplace. Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc., acted as the exclusive placement agent for the facility. We have currently drawn down $5 million and are required to take the next $5 million before April 3, 2009. The remaining amount can be drawn down prior to the maturity of the note, which is December 20, 2009.

Business Outlook

Looking ahead at the rest of 2009, the uncertainties of the credit and financial markets may affect the timing of K-Fuel plant construction and other activities, but they will not deter us from the mission of developing and deploying Evergreen’s technologies while working to build long-term shareholder value. We will continue building on our core strengths that range from high Btu/low-emission coal to greater feedstock flexibility for coal consumers; from patented, proprietary technologies to a strong base of technical, engineering and industry expertise; from key industry relationships and favorable price differentials to strong partners in our refined coal and carbon information management businesses.

Since becoming Evergreen’s CEO almost two years ago, I have worked with our senior management and board to structure Evergreen’s finances so that the company has the best chance to succeed. We have continued to reduce costs, built management bench strength, linked with credible global partners, nurtured C-Lock’s potential, proven the robustness of the K-Fuel process and engineered an enhanced K-Fuel plant design. We anticipate changes to our board that will strengthen our green economy credentials. While focusing on these important tasks we have maintained a relatively low profile. With the company in a strengthened position strategically and financially, we hope to raise that visibility moving forward.

As always, we remain grateful for your continued support and belief in your company.

Sincerely,

Kevin R. Collins

President & CEO